Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Howard Hill CEO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Communications (310) 927 3108 robert.jacobs@jacobscon.com

Johnny Carl Walker Appointed President of RF Industries

SAN DIEGO, CA, October 6, 2014 . . . RF INDUSTRIES, LTD, (NASDAQ:RFIL) today announced that it has appointed Johnny Carl Walker as President of RF Industries.

"We have worked with Johnny for years and know that he will be an excellent fit for our Company. In addition to his 15 years in the wireless industry, his experience in manufacturing, mergers and acquisitions and accounting expertise will support our strategy for growth in the coming years", said Howard Hill, Chief Executive Officer of RF Industries.”

Mr. Walker was most recently CEO and CFO of Hutton Communications from 1999 to 2014, where he and his team led this wireless company to overall profitability during his tenure, multiple acquisitions and was instrumental in the development of a private label line of wireless accessories. Previous to joining Hutton, Mr. Walker was CFO and COO at River Oaks Furniture from 1993 to 1998, where he led the acquisition team and streamlined manufacturing operations. From 1990 to 1993, he was CEO of Profit Partners International, a court appointed receiver for the rehabilitation and liquidation of troubled Savings and Loans institutions in the state of Texas. Prior to joining Tony Lama in 1984, where he was CFO and COO involved in the reorganization of Tony Lama including mergers and acquisitions, he was a Partner at Haskins & Sells (Deloitte & Touche) in Dallas, Texas involved extensively with mergers and acquisitions and was subsequently appointed Partner-in-charge of the Haskins & Sells St. Louis, Missouri office.

Mr. Walker, a CPA (inactive), studied Accounting and Finance at Texas Tech, received his BBA at Texas A&M Commerce and his MBS at Texas Tech.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers & infrastructure, medical and industrial. The Company's products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses and medical wiring. The Company's connectivity products are used throughout the growing and evolving wireless infrastructure. The Company has reported 20 consecutive years of profitability and is headquartered in San Diego, California with operations in Las Vegas, Nevada and Yaphank, New York. Please visit the RF Industries website at www.rfindustries.com.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com